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
 --------                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                     ----------------------------
  FORM 3                                  Washington, D.C. 20549                                               OMB APPROVAL
 --------                                                                                             ----------------------------
                           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                    OMB Number:        3235-0104
                                                                                                      Expires:    January 31, 2005
                                                                                                      Estimated average burden
                                                                                                      hours per response...... 0.5

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                       Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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(Print or Type Responses)
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1.  Name and Address of Reporting Person*

    Dick                         Melvin
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        (Last)                      (First)                        (Middle)

    One Coldwater Creek Drive
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                                   (Street)

    Sandpoint                      ID                              83864
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        (City)                      (State)                           (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)

    June 3, 2002

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3.  I.R.S. Identification Number of Reporting Person, if an Entity
    (Voluntary)

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4.  Issuer Name and Ticker or Trading Symbol

    Coldwater Creek Inc. (CWTR)

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5.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

           Director                         10% Owner
    -----                             -----
      X    Officer (give title              Other (specify below)
    -----  below)                     -----

    Excutive Vice President and Chief Financial Officer

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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)

      X  Form filed by One Reporting Person
    ----
         Form filed by More than One Reporting Person
    ----
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                       TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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
1. Title                           2. Amount of             3. Ownership Form:      4. Nature of
   of                                 Securities Bene-         Direct (D) or           Indirect Bene-
   Security                           ficially Owned           Indirect (I)            ficial Ownership
   (Instr. 4)                         (Instr. 4)               (Instr. 5)              (Instr. 5)
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                                                                          (Over)
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
FORM 3 (continued)                    Table II--Derivative Securities Beneficially Owned
                                (e.g., puts, calls, warrants, options, convertible securities)
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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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
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Explanation of Responses:

No securities are beneficially owned as of the date of the filing of this Form
3.

                                 /s/ MELVIN DICK                   06/11/02
                           ---------------------------------  -----------------
                            **Signature of Reporting Person         Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

     *    If this form is filed by more than one reporting person, see
          Instruction 5(b)(v).

    **    Intentional misstatements or omissions of facts constitute Federal
          Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:     File three copies of this Form, one of which must be manually signed.
          If space is insufficient, See Instruction 6 for procedure.

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